UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): September 25, 2024

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4220 North Freeway

Fort Worth, TX 76137

(Address of principal executive offices, including zip code)

(877) 415-9990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	OMCL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2024, Omnicell, Inc. (“Omnicell” or the “Company”) announced that Nnamdi Njoku, age 48, has been appointed Executive Vice President and Chief Operating Officer of the Company, effective October 7, 2024. A press release announcing the appointment of Omnicell’s Executive Vice President and Chief Operating Officer is attached as Exhibit 99.1 hereto and incorporated herein by reference. Prior to joining Omnicell, Mr. Njoku served as President – Sports Medicine, Surgical, Upper Extremities and Restorative Therapies of Zimmer Biomet Holdings, Inc., a global medical technology leader, from March 2023 to September 2024. From April 2022 to March 2023, Mr. Njoku served as Senior Vice President & President – Neuromodulation at Medtronic, Inc., a subsidiary of Medtronic plc, a leading global healthcare technology company (“Medtronic”). Prior to that, he served as President - Mechanical Circulatory Support from August 2019 to March 2022, as Vice President & General Manager – Transformative Solutions from February 2018 to August 2019 and as Vice President, Surgical Synergy from September 2017 – October 2018 at Medtronic. From August 2005 to August 2017, Mr. Njoku held executive operational roles of increasing responsibility at Medtronic. Prior to Medtronic, Mr. Njoku served in operational roles of increasing responsibility at UnitedHealth Group and Deloitte Consulting. Mr. Njoku received a Bachelor of Arts degree in business administration from the University of St. Thomas, and an MBA from Cornell University.

There are no arrangements or understandings between Mr. Njoku and any other persons pursuant to which Mr. Njoku was appointed as an executive officer of the Company. There are no family relationships between Mr. Njoku and any director or executive officer of the Company. There are not any transactions or relationships between the Company and Mr. Njoku that would require disclosure pursuant to Item 404 of Regulation S-K.

In his role as Executive Vice President and Chief Operating Officer of the Company, Mr. Njoku will be compensated at an initial base salary of $645,000 per annum and will be eligible for a special fourth quarter cash bonus with a target of $161,250 subject to achieving certain onboarding and assimilation goals. In addition, upon approval by the Company’s Board of Directors (“Board”) or a committee thereof, he will also receive: (i) a one-time equity award with a grant date value of approximately $2,250,000 in the form of restricted stock units (“RSUs”), 25% of which will vest on November 15, 2025, the one-year anniversary of the grant date, and the remaining 75% of which will vest in equal amounts over the subsequent twelve quarters (on each of February 15, May 15, August 15 and November 15, respectively); and (ii) a 2025 annual equity award consisting of: (a) RSUs with a grant date value of approximately $1,500,000, 25% of which will vest following the one-year anniversary of the grant date and the remaining 75% of which will vest in equal amounts over the subsequent twelve quarters (on each of May 15, August 15, November 15 and February 15, respectively) over the remaining three years; and (b) performance-based restricted stock units (“PSUs”) with a grant date value of approximately $1,500,000 of which Mr. Njoku will have an opportunity to earn between 0% and 200% of the PSUs, based upon the Company’s relative total stockholder return percentile ranking performance over a one-year period, which PSUs if earned will typically vest as follows: 25% of the earned PSUs will vest on the performance determination date (typically following the one-year anniversary of the grant date) and the remaining 75% of earned PSUs will vest in equal amounts over the subsequent twelve quarters (on each of November 15, February 15, May 15 and August 15, respectively) over the remaining three years.

Mr. Njoku will be eligible to participate in the Company’s Executive Bonus Plan (the “Executive Bonus Plan”) pursuant to which he has a target cash bonus of 100% of his annual base salary, to be determined based on the achievement of Company financial results and annual incentive goals, subject to changes at the discretion of the Company or Compensation Committee of the Board and the terms of the Executive Bonus Plan.

In addition, Mr. Njoku is eligible for certain severance benefits set forth in the Company’s Executive Severance Plan, as well as indemnity protection under an indemnity agreement with the Company. Mr. Njoku will also be entitled to certain perquisites, including comprehensive annual financial planning, a comprehensive annual physical, and reimbursement for certain expenses, as well as participation in any of the Company’s employee general health and welfare benefit plans made available to all similarly situated U.S. employees.

A copy of the offer letter entered into by and between the Company and Mr. Njoku will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release entitled “Omnicell Appoints Nnamdi Njoku as Executive Vice President and Chief Operating Officer” dated September 25, 2024

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Date: September 25, 2024	/s/ Corey J. Manley
Corey J. Manley
Executive Vice President and Chief Legal and Administrative Officer